PROGEN
                                                              INDUSTRIES LIMITED


  PI-88 PHASE II FIRST LINE MELANOMA TRIAL LAUNCHED BASED ON ENCOURAGING DATA

BRISBANE, AUSTRALIA, MONDAY MAY 23, 2005. Progressive Australian cancer drug developer Progen Industries Limited (ASX: PGL, NASDAQ: PGLAF) announced today the initiation of a new Phase II clinical study of its lead anti-cancer product PI-88.

The new trial, where PI-88 is combined with chemotherapy agent, DTIC (dacarbazine) will assess PI-88's use as first line treatment for metastatic melanoma. This trial follows on from the encouraging single agent trial results of PI-88 that were announced at the American Society of Clinical Oncology last week (see single agent trial below).

Lewis Lee, Progen's Managing Director, commented "Combination of new drugs such as PI-88 with available chemotherapy is standard practice for investigating new therapies and is becoming a standard route to market for angiogenesis inhibitors."

"Genentech's enormously successful anti-angiogenesis drug, Avastin(R), was approved by demonstrating an increase in survival of several months when combined with a chemotherapy regimen in the treatment of patients with advanced colorectal cancer. New Phase III survival data were also released at ASCO earlier this week for Avastin's use in non-small cell lung cancer and advanced breast cancer in combination therapy trials - this demonstrates the wide potential for angiogenesis inhibitors in the oncology field."

Recruitment of approximately 100 patients for the new trial is underway. Sir Charles Gairdner Hospital (Perth, Australia) is the first site to be initiated, and further clinical centres in Australia and the US are planned to join the study in the coming weeks.

THE PI-88 SINGLE AGENT PHASE II MELANOMA TRIAL

This new trial follows on from the PI-88 single agent melanoma study that showed encouraging survival data for patients with established Stage IV melanoma that had either not responded to other treatments or had no other treatment options available to them.

The following points put these PI-88 single agent results in context:

     - Historical data indicate that patients with advanced melanoma treated with current standard of care (DTIC) as their first treatment have a median survival of 6.4 months(1), Journal of Clinical Oncology, Vol 18(1), Jan 2000. pp.158-166.. The PI-88 single agent study showed median patient survival of 9 months.

     - Patient survival for advanced cancer is often less than 6 months and any incremental improvement in survival should be taken very positively.

     - In cancer trials, improvement in patient survival is a primary efficacy endpoint for drugs ultimately seeking registration approval for serious life threatening diseases.

     - Clinical evidence has shown that other angiogenesis inhibitors, including Avastin(R) are most effective when used in combination with existing chemotherapy treatments.

These encouraging single-agent data are consistent with the drug's mechanism and allow the Company to press on with its clinical program in melanoma. The data also provide Progen the confidence to continue their partnering initiatives for this drug in parallel. This new trial will


-------------------------
1 Middleton MR et al. Randomized Phase III Study of Temozolomide Versus Dacarbazine in the Treatment of Patients with Advanced Metastatic Melanoma, Journal of Clinical Oncology, Vol 18(1), Jan 2000. pp.158-166.

involve the treatment of patients earlier in their disease than in previous PI-88 studies, thereby significantly expanding the potential market for the drug.

SUPPORT FOR THE NEW TRIAL

Progen will manage the clinical trial as sponsor of the PI-88 U.S. FDA IND (Investigational New Drug) application with our strategic alliance partner Medigen Biotechnology Corporation funding 50% of the trial costs.

Medigen are co-funding this trial due to obligations under an alliance agreement signed in 2000 committing them to conduct and/or fund a series of PI-88 clinical trials, including the ongoing PI-88 Phase II liver cancer trial and other future studies. This is the second of four PI-88 trials Medigen has committed to undertake under the terms of the alliance agreement.

"The co-funding of the trial has offset costs significantly and it will not overly compromise Progen's cash reserves. This trial is the fifth in a series of Phase II clinical trials from our PI-88 Phase II program covering multiple myeloma, melanoma, lung and liver cancer and represents one of the largest oncology clinical programs by an Australian company." Lewis Lee said.

Lewis continued "We are particularly pleased with the support and enthusiasm from our clinical investigators, who are constantly looking for new therapies to use in this particularly difficult to treat disease."

================================================================================

ABOUT PI-88: PI-88 is one of a new class of multi-targeted cancer therapeutics inhibiting both angiogenesis or tumor promoting factors such as vascular endothelial growth factor, fibroblast growth factors 1 and 2, and heparanase, an enzyme implicated in metastasis (tumor spread). PI-88 is currently being studied in Phase II clinical trials in the U. S. and Australia under an active company-sponsored Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA.

ABOUT PROGEN: Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer and other serious diseases.
Progen's three key areas of focus are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing biopharmaceutical products to global standards.

KEYWORDS - Progen, cancer, melanoma, drug discovery, PI-88, angiogenesis, heparanase


WEB LINKS TO SELECTED RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Phase II melanoma results at ASCO   www.progen.com.au/?page=nepress2005.html
                                    ----------------------------------------
Underwriting Agreement Signed       www.progen.com.au/?page=nepress2005.html
                                    ----------------------------------------
Open Briefing: MD on strategy       www.progen.com.au/?page=nepress2005.html
                                    ----------------------------------------
Half Year Financial Release         www.progen.com.au/?page=nepress2005.html
                                    ----------------------------------------
AGM Managing Director's Address     www.progen.com.au/?page=nepress2004.html
                                    ----------------------------------------
PI-88 mode of action                www.progen.com.au/?page=repi-88.html
                                    ----------------------------------------
Progen's drug development pipeline  www.progen.com.au/?page=pihome.html
                                    ----------------------------------------
Progen Industries Ltd               www.progen.com.au
                                    ----------------------------------------


                                                                        Page 2/3

PROGEN INFORMATION:
Sarah Meibusch                Lewis Lee
Business Development Manager  Managing Director
Progen Industries Limited     Progen Industries Limited
Sarah.Meibusch@progen.com.au  Lewis.Lee@progen.com.au
----------------------------  -------------------------
Ph:  61 7 3273 9100           Ph: 61 7 3273 9100


--------------------------------------------------------------------------------
This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.
--------------------------------------------------------------------------------


                                                                        Page 3/3